EXHIBIT 99.1

Standard Parking Corporation Reports 28% Increase in First Quarter EPS; Affirms 2011 Guidance

CHICAGO, May 3, 2011 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced first quarter 2011 net income attributable to the Company of $3.8 million, or $0.23 per share, an increase of 28% from $0.18 earnings per share for the first quarter of 2010. The Company generated $6.0 million of free cash flow in the quarter as compared with $1.4 million generated in the first quarter of 2010. Based on the first quarter results, the Company is affirming its 2011 full-year performance expectations for earnings per share in the range of $1.10 - $1.20 and for free cash flow of between $15 - $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We have just wrapped up a solid first quarter that exceeded both internal and external expectations. Despite lingering uncertainty about our nation's economic recovery, we're pleased with the quarter's underlying organic growth, as same location and total gross profit increased 5% for the quarter. Our location and operating profit retention remain strong at 91% and 96%, respectively. It's also encouraging to note that paid exits at same location leases increased 11% over the first quarter of 2010, with growth across most vertical markets."

Wilhelm continued, "I'd like to briefly highlight some of our first quarter operating successes and new business wins. Our SP Plus Gameday team continued its track record of delivering outstanding travel demand management services at several high-profile events, including Super Bowl XLV, several NCAA bowl games and the NHL All-Star game. In February, SP Plus University Services began providing parking management, customer service and parking enforcement services at Emory University in Atlanta, which already has noted significant improvement in revenue and customer service feedback. New business for our SP Plus Transportation service line includes the commencement of shuttle bus services for a large hospital group in Hawaii for whom we've been providing our parking management services, a win that we believe will open doors at other hospitals as well. Finally, we expanded our geographic footprint into Salt Lake City with six new locations, which we expect will serve as a platform for future growth in this previously untapped market."

Wilhelm concluded by stating, "While general uncertainty regarding the strength of the economic recovery now is clouded by gas prices exceeding $4.00 per gallon in many parts of the country, we're pleased that our first quarter exceeded expectations and that we're able to reiterate our full-year earnings guidance of $1.10 to $1.20 per share and free cash flow guidance of $15 million to $20 million."

First Quarter Operating Results

Revenue of $81.2 million for the first quarter of 2011, excluding reimbursement of management contract expense, was an increase of 11% compared to $73.2 million in the first quarter of 2010, with both lease and management revenue contributing to the growth.

Gross profit in the quarter increased by 5% to $20.2 million from $19.2 million a year ago. Significantly higher snow removal costs in the current year first quarter were offset by lower legal-related expenses as compared to the 2010 first quarter. Growth in same location gross profit of 5% contributed to the overall growth in gross profit.

General and administrative expense in the quarter decreased by 3% to $11.2 million from $11.6 million a year ago, primarily due to cost savings resulting from process efficiencies.

Net income attributable to the Company was $3.8 million, or $0.23 per share, for the first quarter versus $2.8 million, or $0.18 per share, for the same period of 2010, an increase of 28% in EPS.

The Company generated $6.0 million of free cash flow during the first quarter, as compared with $1.4 million in the first quarter of 2010. Favorable working capital movements contributed to the increase in free cash flow. Substantially all of the Company's free cash flow of $19.9 million for the twelve months ending in March 2011 was used to pay down total indebtedness.

Recent Developments

At the Company's annual meeting held on April 29, 2011, our shareholders voted in accordance with the Board's recommendations:

  Providing an advisory vote in favor of the 2010 compensation of our named executive officers;
  Selecting "one year" in an advisory vote on the frequency of advisory votes on the annual compensation of our named executive officers;
  Voting for the election of the proposed slate of five directors; and
  Ratifying the appointment of Ernst & Young LLP as the Company's auditors for fiscal 2011.

Affirms 2011 Full-Year Outlook

The Company affirms its full-year earnings per share guidance in the range of $1.10 - $1.20. This guidance does not reflect the impact of any future acquisitions. Free cash flow is expected to be in the range of $15 - $20 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Wednesday, May 4, 2011 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 341 cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of May 3, 2011. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of our major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and our ability to obtain performance bonds on acceptable terms. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 8,283	$ 7,305
Notes and accounts receivable, net	50,448	52,167
Prepaid expenses and supplies	3,679	2,312
Deferred taxes	2,314	2,314
Total current assets	64,724	64,098
Leasehold improvements, equipment and construction in progress, net	16,480	16,839
Advances and deposits	4,935	5,172
Long-term receivables, net	13,339	12,789
Intangible and other assets, net	9,374	8,910
Cost of contracts, net	15,333	15,628
Goodwill	132,339	132,196
Total assets	$ 256,524	$ 255,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 51,528	$ 43,984
Accrued and other current liabilities	32,202	39,982
Current portion of long-term borrowings	684	673
Total current liabilities	84,414	84,639
Deferred taxes	10,434	9,637
Long-term borrowings, excluding current portion	91,854	97,229
Other long-term liabilities	28,354	27,324
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 and 10,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,695,864 and 15,385,428 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	16	16
Additional paid-in capital	98,112	97,291
Accumulated other comprehensive income	166	103
Accumulated deficit	(56,753)	(60,532)
Total Standard Parking Corporation stockholders' equity	41,541	36,878
Noncontrolling interest	(73)	(75)
Total equity	41,468	36,803
Total liabilities and stockholders' equity	$ 256,524	$ 255,632

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Parking services revenue:
Lease contracts	$ 35,205	$ 33,116
Management contracts	45,954	40,075
	81,159	73,191
Reimbursed management contract revenue	101,124	106,055
Total revenue	182,283	179,246
Cost of parking services:
Lease contracts	33,499	31,771
Management contracts	27,492	22,264
	60,991	54,035
Reimbursed management contract expense	101,124	106,055
Total cost of parking services	162,115	160,090
Gross profit:
Lease contracts	1,706	1,345
Management contracts	18,462	17,811
Total gross profit	20,168	19,156
General and administrative expenses	11,182	11,560
Depreciation and amortization	1,533	1,460
Operating income	7,453	6,136
Other expenses (income):
Interest expense	1,169	1,490
Interest income	(60)	(53)
	1,109	1,437
Income before income taxes	6,344	4,699
Income tax expense	2,479	1,847
Net income	3,865	2,852
Less: Net income attributable to noncontrolling interest	86	7
Net income attributable to Standard Parking Corporation	$ 3,779	$ 2,845
Common stock data:
Net income per share:
Basic	$ 0.24	$ 0.18
Diluted	$ 0.23	$ 0.18
Weighted average shares outstanding:
Basic	15,790,875	15,390,514
Diluted	16,146,106	15,804,599

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Operating activities:
Net income	$ 3,865	$ 2,852
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	1,547	1,445
Loss on sale and abandonment of assets	11	18
Amortization of debt issuance costs	152	159
Non-cash stock-based compensation	496	508
Excess tax benefit related to stock option exercises	(198)	(75)
Provisions (reversal) for losses on accounts receivable	85	(111)
Deferred income taxes	797	516
Change in operating assets and liabilities	93	(3,534)
Net cash provided by operating activities	6,848	1,778
Investing activities:
Purchase of leasehold improvements and equipment	(546)	(452)
Cost of contracts purchased	(273)	—
Proceeds from sale of assets	12	—
Capitalized interest	(32)	(36)
Contingent purchase payments	—	(11)
Net cash used in investing activities	(839)	(499)
Financing activities:
Proceeds from exercise of stock options	127	135
Tax benefit related to stock option exercises	198	75
Payments on senior credit facility	(5,200)	(950)
Distribution to noncontrolling interest	(84)	(7)
Payments on long-term borrowings	(33)	(31)
Payments on capital leases	(131)	(141)
Net cash used in financing activities	(5,123)	(919)
Effect of exchange rate changes on cash and cash equivalents	92	142
Increase in cash and cash equivalents	978	502
Cash and cash equivalents at beginning of period	7,305	8,256
Cash and cash equivalents at end of period	$ 8,283	$ 8,758
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 1,058	$ 1,296
Income taxes	478	1,015

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards
Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Operating income	$7,453	$6,136
Depreciation and amortization expense	1,533	1,460
Non-cash compensation	496	508
Income tax paid	(478)	(1,015)
Income attributable to noncontrolling interest	(86)	(7)
Change in assets and liabilities	(992)	(3,873)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(851)	(499)
Operating cash flow	$7,075	$2,710
Cash interest paid	(1,058)	(1,296)
Free cash flow (1)	$6,017	$1,414
(Increase) in cash and cash equivalents	(978)	(502)
Free cash flow, net of change in cash	$5,039	$912

Sources (Uses) of cash:
(Payments on) senior credit facility	($5,200)	($950)
(Payments) on other borrowings	(164)	(172)
(Payments) of debt issuance costs	--	--
Proceeds from exercise of stock options	127	135
Tax benefit related to stock option exercises	198	75
(Payments) on earn-out	--	--
(Payments) on acquisitions	--	--
Total sources (uses) of cash	($5,039)	($912)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Net cash provided by operating activities	$6,848	$1,778
Net cash (used in) investing activities	(839)	(499)
Acquisitions	--	--
Distribution to noncontrolling interest	(84)	(7)
Effect of exchange rate changes on cash and cash equivalents	92	142
Free cash flow	$6,017	$1,414

Trailing Twelve Month Free Cash Flow

	Three Months Ended				Twelve Months Ended
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	March 31, 2011
Free Cash Flow	($1,386)	$12,743	$2,524	$6,017	$19,898

STANDARD PARKING CORPORATION
LOCATION COUNT

	March 31, 2011	December 31, 2010	March 31, 2010
Managed facilities	1,922	1,907	1,926
Leased facilities	208	212	208
Total facilities	2,130	2,119	2,134
CONTACT: G. MARC BAUMANN
         Executive Vice President and
         Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com